EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 28, 2003 in the Registration Statement filed on September 29, 2003 and related Prospectus of Chicago Mercantile Exchange Holdings Inc. for the registration of shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 28, 2003, with respect to the consolidated financial statements of Chicago Mercantile Exchange Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois

September 29, 2003